Exhibit 99.1

FOR IMMEDIATE RELEASE

MATTRESS FIRM ANNOUNCES FIRST FISCAL QUARTER FINANCIAL RESULTS

—  Net Sales Increased 49.2% Over Prior Year  —

—  Announces Plan to Consolidate All Stores Under the Mattress Firm Banner Nationwide  —

—  Provides Guidance for Q2 and Updates Full Fiscal Year 2016 Guidance  —

HOUSTON, June 9, 2016 /BUSINESSWIRE/ — Mattress Firm Holding Corp. (the “Company”) (NASDAQ: MFRM), the nation’s largest specialty mattress retailer, today announced its financial results for the first fiscal quarter (13 weeks) ended May 3, 2016.  Net sales for the first fiscal quarter increased 49.2% over the prior year period to $839.4 million, reflecting incremental sales from acquired and new stores, partially offset by a comparable-store sales decline of 1.1%. The Company reported first fiscal quarter earnings (loss) per diluted share (“EPS”) on a generally accepted accounting principles (“GAAP”) basis of $(3.22), and EPS on a non-GAAP adjusted basis, excluding intangible asset impairment charges, acquisition-related costs, fixed asset impairment costs and severance charges (“Adjusted”), of $(0.17).  Excluding the non-cash amortization of tradenames, Adjusted EPS excluding Tradename Amortization was $(0.10), compared with the Company’s guidance for $(0.07) to $0.00 in Q1.

Expected diluted EPS on a GAAP basis, adjusted basis and adjusted basis excluding tradename amortization are reconciled in the table below:

First Fiscal Quarter Reconciliation of GAAP to Adjusted EPS and Adjusted EPS Excluding Tradename Amortization **
See “Reconciliation of Reported (GAAP) to Adjusted Statements of Operations Data” for Notes

	Thirteen Weeks Ended
	May 5, 2015	May 3, 2016
GAAP Diluted EPS	$0.15	$(3.22)
Adjustments
Intangible asset impairment charge (1)	—	2.33
Acquisition-related costs (2)	0.16	0.53
Fixed asset impairment charge(3)	—	0.15
ERP system implementation training costs (4)	0.01	—
Secondary offering costs (5)	0.01	—
Other expenses (6)	—	0.04
Adjusted Diluted EPS*	$0.33	$(0.17)
Tradename amortization (7)	0.01	0.07
Adjusted Diluted EPS Exluding Tradename Amortization*	$0.34	$(0.10)

*                 Due to rounding to the nearest cent, totals may not equal the sum of the lines in the table above.

**          Reported sales results and expected GAAP and Adjusted EPS are preliminary and remain subject to adjustment until the filing of the Company’s Quarterly Report on Form 10-Q with the U.S. Securities and Exchange Commission.

5815 Gulf Freeway • Houston, TX • 77023 • Phone: 713-923-1090 • Fax: 713-923-1096

“We are disappointed in our first quarter results, as we experienced unrelated challenges in three primary areas,” stated Steve Stagner, executive chairman and chairman of the board. “These issues have been resolved and are largely behind us, however, there was clearly an impact to sales in Q1 that continued early into Q2.  Due to our results to date, we are revising our guidance for the full year.”

Mr. Stagner concluded, “Trends have returned to positive low-single digit comparable-store sales growth over Memorial Day and in the days since the holiday, in-line with our revised guidance for the remainder of the year.  This gives us additional confidence that we have put these obstacles behind us.  Despite a challenging quarter, I am proud to say that our team worked tirelessly to move the organization past these challenges, and we are now better positioned to execute on our long-term strategy, as we build a national chain under the Mattress Firm brand.”

Preliminary First Quarter Financial Summary

•                  Net sales for the first fiscal quarter increased 49.2% as compared with the comparable prior year period to $839.4 million, reflecting incremental sales from acquired and new stores, partially offset by a comparable-store sales decline of 1.1%. Comparable-store sales growth in the prior year period was 1.3%.

•                  The Company acquired 1,065 stores, opened 85 new stores and closed 37 stores, bringing the total number of Company-operated stores to 3,472 as of the end of the fiscal quarter.

•                  Loss from operations was $167.7 million. Excluding a total of $181.4 million of intangible asset impairment charges, acquisition-related costs, fixed asset impairment costs and severance charges, Adjusted income from operations was $13.7 million, as compared with $29.0 million for the comparable prior year period.  Adjusted operating income margin was 1.6% of net sales as compared to 5.2% in the first fiscal quarter of 2015, and included a 280 basis-point decline in gross margin, an 80 basis-point decrease from sales and marketing expense deleverage, and 20 basis-points of combined operating margin declines from franchise fees and losses on store closings, partially offset by a 20 basis-point improvement in general and administrative expense leverage. Please refer to “Reconciliation of Reported (GAAP) to Adjusted Statements of Operations Data” for a reconciliation of income from operations to Adjusted income from operations and other information.

•                  Net loss attributable to Mattress Firm Holding Corp. was $119.2 million and GAAP EPS was $(3.22).  Excluding $112.7 million, net of income taxes, of intangible asset impairment charges, acquisition-related costs, fixed asset impairment costs and severance charges, Adjusted net loss was $6.5 million and Adjusted EPS was $(0.17). Please refer to “Reconciliation of Reported (GAAP) to Adjusted Statements of Operations Data” for a reconciliation of net income (loss) and GAAP EPS to Adjusted net income (loss) and Adjusted EPS, respectively, and other information.

Announces Plan to Consolidate All Stores Under the Mattress Firm Banner Nationwide

The Company decided in late April 2016 to rebrand all of its stores operating under different brand names to the Mattress Firm brand name over the next approximately 12 to 18 months. The Company expects to largely complete this rebranding by the first fiscal quarter of 2017. In connection with this decision, the Company revalued certain of the tradename intangible assets held by the Company and recorded the corresponding non-cash impairment charge of $138.7 million in the first fiscal quarter to write down these intangible assets to fair value. The remaining value of the tradename intangible assets will be amortized over the period of the transition to one nationwide banner.

Real Estate Optimization

The Company continues to review its real estate portfolio as part of the real estate optimization strategy announced on March 21, 2016.  The Company plans to provide an update on this process on its second quarter earnings call in early September.  After completion of its store optimization review, the Company will provide the estimated number of store closings and related costs.  This store optimization effort is expected to drive a more efficient deployment of capital under one national banner going forward.

Balance Sheet

The Company had cash and cash equivalents of $1.1 million on May 3, 2016, the end of the fiscal first quarter.  Net cash provided by operating activities was $7.2 million for the first fiscal quarter. As of May 3, 2016, there were $95.0 million in borrowings outstanding under the revolving portion of the Senior Credit Facility (as defined in the Company’s filings with the Securities and Exchange Commission) and approximately $12.3 million in outstanding letters of credit, with additional borrowing capacity of $64.2 million.

Financial Guidance

The Company is providing updated financial guidance for the full fiscal year (52 weeks) ending January 31, 2017 (“fiscal 2016”) based on business trends to date and expectations for the remainder of fiscal 2016.  These projections are forecasts and are intended solely to give investors an understanding of management’s expectations for the full fiscal year in light of recent conditions and strategies.  The projections do not take into account, or give effect for, any acquisitions that may be completed by the Company during the fiscal year or any other events that are beyond the Company’s reasonable control.  Please refer to “Reconciliation of Reported (GAAP) to Adjusted Statements of Operations Data” for a reconciliation of GAAP EPS to Adjusted EPS and other information which is not calculated on a GAAP basis. Adjusted data for future periods reflects management’s reasonable estimates of appropriate adjustments based on historical experience.

	Fifty-Two	Fifty-Two
	Weeks Ended	Weeks Ending	% Growth
	February 2, 2016	January 31, 2017 (1)	from Prior Year (2)
New Store Growth (net)	256	180 - 200	—
Acquired Store Growth	9	1,065	—
Net Sales (in millions)	$2,542	$3,825 - $3,875	51%
Comparable-store Sales Growth	2.1%	1.0% - 2.0%	—
Adjusted EBITDA (in millions)	$255	$338 - $343	34%

GAAP EPS	$1.82	$(1.62) - $(1.57)	-12%
Adjustments per Share	$0.54	$3.60 - $3.65	—
Adjusted EPS	$2.36	$1.98 - $2.08	-14%
Tradename Amortization	$0.03	$0.27	—
Adjusted EPS before Tradename Amortization	$2.39	$2.25 - $2.35	-4%

Diluted Share Count (in millions)	35.5	37.5	—
Adjusted Tax Rate	37.6%	38.0%	—
Depreciation & Amortization (in millions)	$70	$110	29%
Interest Expense (in millions)	$38	$95	64%
Stock-based Compensation Expense (in millions)	$9	$10	6%
Net Capital Expenditures (in millions)	$120	$130	8%
Ending Net Debt (in millions)	$689	$1,350	96%

(1)         Before any incremental closures under the proposed real estate optimization program announced on March 21, 2016.

(2)         Based on midpoint of range for the 52 weeks ended January 31, 2017.

Sleepy’s quarterly sales mix is similar to that of Mattress Firm’s legacy businesses.  However, the expected profitability (as illustrated by Adjusted EBITDA) of the Sleepy’s business differs dramatically by quarter, with approximately breakeven first quarter and 80% to 85% of profitability generated during the second and third quarters.  As a result of the impact of incorporating the Sleepy’s business into the Company’s consolidated results, the Company plans to provide quarterly earnings guidance in connection with its regular earnings announcements throughout fiscal 2016 to provide additional insight.  The Company anticipates returning to its historical practice of only providing annual guidance in fiscal 2017.  For the second quarter, the Company anticipates GAAP EPS of $0.27 to $0.32, and Adjusted EPS before Tradename Amortization of $0.62 to $0.69.

Call Information

A conference call to discuss first fiscal quarter results is scheduled for today, June 9, 2016, at 5:00 p.m. Eastern Time. The call will be hosted by Steve Stagner, executive chairman and chairman of the board, Ken Murphy, president and chief executive officer, Alex Weiss, chief financial officer, and Scott McKinney, vice president of investor relations.

The conference call will be accessible by telephone and the internet.  To access the call, participants from within the U.S. may dial (877) 705-6003, and participants from outside the U.S. may dial (201) 493-6725.  Participants may also access the call via live webcast by visiting the Company’s investor relations web site at http://ir.mattressfirm.com.

The replay of the call will be available from approximately 8:00 p.m. Eastern Time on June 9, 2016 through midnight Eastern Time on June 23, 2016.  To access the replay, the domestic dial-in number is (877) 870-5176, the international dial-in number is (858) 384-5517, and the passcode is 13638588. The archive of the webcast will be available on the Company’s web site for a limited time.

Net Sales and Store Unit Information

The components of the net sales increase for the thirteen weeks ended May 3, 2016 as compared to the corresponding prior year period were as follows (in millions):

Progression in Net Sales
Thirteen Weeks
Ended
May 3, 2016
Net sales for prior year period	$562.6
Increase (Decrease) in Net Sales
Comparable-store sales	(6.1)
New stores	72.6
Acquired stores	218.4
Closed stores	(8.1)
Increase in net sales, net	276.8
Net sales for current year period	$839.4
% increase	49.2%

Historically the Company has provided the composition of net sales by major category of product and services, including conventional mattresses, specialty mattresses, furniture and accessories, and delivery service revenue. Given the growth of the “hybrid” mattress category, which includes characteristics of both conventional and specialty mattresses, the Company will be providing detail on the composition of mattress sales (excluding foundations) by retail price band going forward.  The composition of mattress sales (excluding foundations) by retail price point were as follows:

	Fifty-Three	Fifty-Two	Thirteen	Thirteen
	Weeks Ended	Weeks Ended	Weeks Ended	Weeks Ended
Mattress Price Point	February 3, 2015	February 2, 2016	May 5, 2015	May 3, 2016
<$500	13.3%	14.3%	12.4%	14.0%
$500-$1,000	20.0%	21.2%	21.8%	21.3%
$1,000-$2,000	31.9%	25.7%	28.3%	27.7%
>$2,000	34.8%	38.8%	37.5%	37.0%
Total	100.0%	100.0%	100.0%	100.0%

The activity with respect to the number of Company-operated store units was as follows:

Thirteen Weeks
Ended
May 3, 2016
Store units, beginning of period	2,359
New stores	85
Acquired stores	1,065
Closed stores	(37)
Store units, end of period	3,472

Forward-Looking Statements

Certain statements contained in this press release are not based on historical fact and are “forward-looking statements” within the meaning of applicable federal securities laws and regulations. In many cases, you can identify forward-looking statements by terminology such as “may,” “would,” “should,” “could,” “forecast,” “feel,” “project,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “intend,” “potential,” “continue” or the negative of these terms or other comparable terminology; however, not all forward-looking statements contain these identifying words. The forward-looking statements contained in this press release, such as those relating to our net sales, GAAP and Adjusted EPS and net store unit change for fiscal year 2016 and any anticipated effects of any recent acquisitions, are subject to various risks and uncertainties, including but not limited to downturns in the economy; reduction in discretionary spending by consumers; our ability to execute our key business strategies and advance our market-level profitability; our ability to profitably open and operate new stores and capture additional market share; our relationship with our primary mattress suppliers; our dependence on a few key employees; the possible impairment of our goodwill or other acquired intangible assets; the effect of our planned growth and the integration of our acquisitions on our business infrastructure; the impact of seasonality on our financial results and comparable-store sales; our ability to raise adequate capital to support our expansion strategy; our success in pursuing and completing strategic acquisitions; the effectiveness and efficiency of our advertising expenditures; our success in keeping warranty claims and comfort exchange return rates within acceptable levels; our ability to deliver our products in a timely manner; our status as a holding company with no business operations; our ability to anticipate consumer trends; risks related to our largest stockholder, J.W. Childs Associates, L.P.; heightened competition; changes in applicable regulations; risks related to our franchises, including our lack of control over their operation and our liabilities if they default on note or lease obligations; risks related to our stock and other factors set forth under “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended February 2, 2016 filed with the U.S. Securities and Exchange Commission (“SEC”) on April 4, 2016 and our other SEC filings.  Forward-looking statements relate to future events or our future financial performance and reflect management’s expectations or beliefs concerning future events as of the date of this press release.  Actual results of operations may differ materially from those set forth in any forward-looking statements, and the inclusion of a projection or forward-looking statement in this press release should not be regarded as a representation by us that our plans or objectives will be achieved. We do not undertake to publicly update or revise any of these forward-looking statements, whether as a result of new information, future events or otherwise

Non-GAAP Financial Measures

Adjusted EBITDA is defined as net income (loss) before income tax expense (benefit), interest income, interest expense, depreciation and amortization (“EBITDA”), without giving effect to non-cash goodwill and intangible asset impairment charges, gains or losses on store closings and impairment of store assets, gains or losses related to the early extinguishment of debt, financial sponsor fees and expenses, non-cash charges related to stock-based awards and other items that are excluded by management in reviewing the results of operations. We have presented Adjusted EBITDA because we believe that the exclusion of these items is appropriate to provide additional information to investors about our ongoing operating performance excluding certain non-cash and other items and to provide additional information with respect to our ability to comply with various covenants in documents governing our indebtedness and as a means to evaluate our period-to-period results. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed to imply that our future results will be unaffected by any such adjustments. We have provided this information to analysts, investors and other third parties to enable them to perform more meaningful comparisons of past, present and future operating results and as a means to evaluate the results of our ongoing operations. Management also uses Adjusted EBITDA to determine executive incentive compensation payment levels. In addition, our compliance with certain covenants under the Senior Credit Facility, are calculated based on similar measures and differ from Adjusted EBITDA primarily by the inclusion of pro forma results for acquired businesses and new stores in those similar measures. Other companies in our industry may calculate Adjusted EBITDA differently than we do. Adjusted EBITDA is not a measure of performance under U.S. GAAP and should not be considered as a substitute for net income prepared in accordance with U.S. GAAP. Adjusted EBITDA has significant limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under U.S. GAAP.

The following table contains a reconciliation of our net income (loss) determined in accordance with U.S. GAAP to EBITDA and Adjusted EBITDA for the periods indicated (in thousands):

	Thirteen Weeks Ended
	May 5,	May 3,
	2015	2016
Net income (loss)	$5,478	$(118,668)
Income tax expense (benefit)	3,100	(72,799)
Interest expense, net	10,253	23,767
Depreciation and amortization	13,994	20,758
Intangible assets and other amortization	1,337	5,224
EBITDA	34,162	(141,718)
Intangible asset impairment charge	—	138,726
Loss on store closings and impairment of store assets	295	9,593
Gain from disposals of property and equipment	(44)	(588)
Stock-based compensation	1,830	1,531
Secondary offering costs	311	—
Vendor new store funds (a)	388	545
Acquisition-related costs (b)	9,174	31,569
Other (c)	663	2,313
Adjusted EBITDA	$46,779	$41,971

(a)                                 We receive cash payments from certain vendors for each new incremental store that we open (“new store funds”). New store funds are initially recorded in other noncurrent liabilities when received and are then amortized as a reduction of cost of sales over 36 months in our financial statements. Historically, we have considered new store funds as a component of Adjusted EBITDA when received since new store funds are included in cash provided from operations. The adjustment includes the amount of new store funds received during the period presented and eliminates the non-cash reduction in cost of sales included in our results of operations.

(b)                                 Reflects both non-cash effects included in net income related to acquisition accounting adjustments made to inventories and other acquisition-related cash costs included in net income, such as direct acquisition costs and costs related to integration of acquired businesses.

(c)                                  Consists of various items that management excludes in reviewing the results of operations, including $2.1 million of reduction of workforce severance expense incurred during the thirteen weeks ended May 3, 2016 and $0.7 million of ERP system implementation training costs incurred during the thirteen weeks ended May 5, 2015.

Adjusted EPS and the other “Adjusted” data provided in this press release, including Adjusted EPS Excluding Tradename Amortization, are also considered non-GAAP financial measures.  We report our financial results in accordance with GAAP; however, management believes evaluating our ongoing operating results may be enhanced if investors have additional non-GAAP basis financial measures to facilitate year-over-year comparisons. Management reviews non-GAAP financial measures to assess ongoing operations and considers them to be effective indicators, for both management and investors, of our financial performance over time. Our management does not advocate that investors consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.  For more information, please refer to “Reconciliation of Reported (GAAP) to Adjusted Statements of Operations Data” below.

MATTRESS FIRM HOLDING CORP.

Condensed Consolidated Balance Sheets

(In thousands, except share amounts)

(unaudited)

	February 2,	May 3,
	2016	2016
Assets
Current assets:
Cash and cash equivalents	$1,778	$1,138
Accounts receivable, net	64,923	68,171
Inventories	161,190	254,378
Prepaid expenses and other current assets	55,176	76,761
Total current assets	283,067	400,448
Property and equipment, net	317,451	508,526
Intangible assets, net	214,942	104,919
Goodwill	826,728	1,479,136
Deferred income tax asset	—	1,283
Other noncurrent assets, net	16,496	22,394
Total assets	$1,658,684	$2,516,706

Liabilities
Current liabilities:
Notes payable and current maturities of long-term debt	$8,664	$17,398
Accounts payable	164,686	246,449
Accrued liabilities	83,869	141,685
Customer deposits	20,028	41,727
Total current liabilities	277,247	447,259
Long-term debt, net of current maturities	675,033	1,448,681
Deferred income tax liability	52,299	—
Other noncurrent liabilities	142,623	143,388
Total liabilities	1,147,202	2,039,328

Commitments and contingencies

Equity
Common stock, $0.01 par value; 120,000,000 shares authorized; 35,356,859 and 35,294,568 shares issued and outstanding at February 2, 2016; and 37,206,971 and 37,138,689 shares issued and outstanding at May 3, 2016, respectively	353	371
Additional paid-in capital	447,357	512,937
Accumulated retained earnings (deficit)	63,772	(55,391)
Accumulated other comprehensive income	—	71
Total Mattress Firm Holding Corp. equity	511,482	457,988
Noncontrolling interest	—	19,390
Total equity	511,482	477,378
Total liabilities and equity	$1,658,684	$2,516,706

MATTRESS FIRM HOLDING CORP.

Condensed Consolidated Statements of Operations

(In thousands, except share and per share amounts)

(unaudited)

	Thirteen Weeks Ended
	May 5,	% of	May 3,	% of
	2015	Sales	2016	Sales
Net sales	$562,554	100.0%	$839,392	100.0%
Cost of sales	361,283	64.2%	573,617	68.3%
Gross profit from retail operations	201,271	35.8%	265,775	31.7%
Franchise fees and royalty income	1,115	0.2%	1,122	0.2%
Total gross profit	202,386	36.0%	266,897	31.8%
Operating expenses:
Sales and marketing expenses	131,896	23.5%	204,037	24.3%
General and administrative expenses	51,364	9.1%	82,241	9.9%
Intangible asset impairment charge	—	0.0%	138,726	16.5%
Loss on store closings and impairment of store assets	295	0.1%	9,593	1.1%
Total operating expenses	183,555	32.6%	434,597	51.9%
Income (loss) from operations	18,831	3.3%	(167,700)	-20.0%
Other expense:
Interest expense, net	10,253	1.8%	23,767	2.8%
Income (loss) before income taxes	8,578	1.5%	(191,467)	-22.8%
Income tax expense (benefit)	3,100	0.5%	(72,799)	-8.7%
Net income (loss)	5,478	1.0%	(118,668)	-14.1%
Net income attributable to noncontrolling interest	—	0.0%	495	0.1%
Net income (loss) attributable to Mattress Firm Holding Corp	5,478	1.0%	(119,163)	-14.2%

Basic net income (loss) per common share	$0.16		$(3.22)
Diluted net income (loss) per common share	$0.15		$(3.22)

Reconciliation of weighted-average shares outstanding:
Basic weighted average shares outstanding	35,146,762		37,051,895
Effect of dilutive securities:
Stock options	344,746		—
Restricted shares	92,351		—
Diluted weighted average shares outstanding	35,583,859		37,051,895

MATTRESS FIRM HOLDING CORP.

Condensed Consolidated Statements of Comprehensive Income

(In thousands)

(unaudited)

	Thirteen Weeks Ended
	May 5,	May 3,
	2015	2016
Net income (loss)	$5,478	$(118,668)
Unrealized gain on cash flow hedge, net of tax of $0 and $44, respectively	—	71
Other comprehensive income (loss), net of tax	$5,478	$(118,597)
Comprehensive income attributable to noncontrolling interest	—	495
Comprehensive income (loss) attributable to Mattress Firm Holding Corp	$5,478	$(119,092)

MATTRESS FIRM HOLDING CORP.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(unaudited)

	Thirteen Weeks Ended
	May 5,	May 3,
	2015	2016
Cash flows from operating activities:
Net income (loss)	$5,478	$(118,668)
Adjustments to reconcile net income to cash flows
provided by operating activities:
Depreciation	13,994	20,758
Loan fee and other amortization	1,785	7,107
Gain from disposals of property and equipment	(44)	(588)
Deferred income tax expense (benefit)	1,936	(81,012)
Stock-based compensation	2,066	2,707
Intangible asset impairment	—	138,726
Loss on store closings and impairment of store assets	295	9,593
Construction allowances from landlords	2,506	4,886
Excess tax benefits associated with stock-based awards	(824)	(83)
Effects of changes in operating assets and liabilities,
excluding business acquisitions:
Accounts receivable	(15,408)	(903)
Inventories	(4,056)	(7,310)
Prepaid expenses and other current assets	(3,964)	3,189
Other assets	(816)	(728)
Accounts payable	18,690	24,091
Accrued liabilities	522	(2,545)
Customer deposits	1,443	5,068
Other noncurrent liabilities	6,195	2,868
Net cash provided by operating activities	29,798	7,156
Cash flows from investing activities:
Purchases of property and equipment	(34,360)	(27,415)
Sales of property and equipment	—	5,662
Business acquisitions, net of cash acquired	118	(734,987)
Net cash used in investing activities	(34,242)	(756,740)
Cash flows from financing activities:
Proceeds from issuance of debt	23,000	799,100
Principal payments of debt	(23,564)	(48,151)
Debt issuance costs	—	(28,065)
Proceeds from issuance of common stock	—	25,000
Proceeds from exercise of common stock options	1,669	1,233
Excess tax benefits associated with stock-based awards	824	83
Purchase of vested stock-based awards	—	(256)
Net cash provided by (used in) financing activities	1,929	748,944
Net decrease in cash and cash equivalents	(2,515)	(640)
Cash and cash equivalents, beginning of period	13,475	1,778
Cash and cash equivalents, end of period	$10,960	$1,138
Cash paid for:
Interest	$9,806	$18,906
Income taxes	$4,736	$1,088
Supplemental disclosure of noncash investing and financing activity:
Capital expenditures included in accounts payable and accruals at end of period	$7,659	$5,494
Capital leases	$—	$8,949
Equity issued in acquisition	$—	$36,831

MATTRESS FIRM HOLDING CORP.

Reconciliation of Reported (GAAP) to Adjusted Statements of Operations Data

(In thousands, except share and per share amounts)

	Thirteen Weeks Ended
	May 5, 2015					May 3, 2016
			Net Income					Net Loss
		Income	Attributable			(Loss)	Loss	Attributable
	Income	Before	to Mattress	Diluted		Income	Before	to Mattress	Diluted
	From	Income	Firm Holding	Weighted	Diluted	From	Income	Firm Holding	Weighted	Diluted
	Operations	Taxes	Corp.	Shares	EPS*	Operations	Taxes	Corp.	Shares	EPS*
As Reported	$18,831	$8,578	$5,478	35,583,859	$0.15	$(167,700)	$(191,467)	$(119,163)	37,051,895	$(3.22)
% of sales	3.3%	1.5%	1.0%			-20.0%	-22.8%	-14.2%
Adjustments
Intangible asset impairment charge (1)	—	—	—	—	—	138,726	138,726	86,204		2.33
Acquisition-related costs (2)	9,174	9,174	5,639	—	0.16	31,569	31,569	19,617	—	0.53
Fixed asset impairment charge(3)	—	—	—	—	—	8,914	8,914	5,539	—	0.15
ERP system implementation training costs (4)	666	666	409	—	0.01	—	—	—	—	—
Secondary offering costs (5)	311	311	311	—	0.01	—	—	—	—	—
Other expenses (6)	—	—	—	—	—	2,146	2,146	1,334	—	0.04
Total adjustments	10,151	10,151	6,359	—	0.18	181,355	181,355	112,694	—	3.05
As Adjusted	$28,982	$18,729	$11,837	35,583,859	$0.33	$13,655	$(10,112)	$(6,469)	37,051,895	$(0.17)
% of sales	5.2%	3.3%	2.1%			1.6%	-1.2%	-0.8%
Tradename amortization (7)	495	495	304	—	0.01	4,707	4,707	2,925	—	0.07
As Adjusted Excluding Tradename Amortization	$29,477	$19,224	$12,141	35,583,859	$0.34	$18,362	$(5,405)	$(3,544)	37,051,895	$(0.10)

*Due to rounding to the nearest cent, totals may not equal the sum of the lines in the table above.

The adjustments for the thirteen weeks ended May 3, 2016 were tax effected using our annualized effective tax rate as of May 3, 2016 of 37.9%.

(1)       Reflects approximately $138.7 million of non-cash impairment of tradenames recorded in the thirteen weeks ended May 3, 2016. We decided in late April 2016 to rebrand all of our stores operating under different brand names to the Mattress Firm brand name.  In conjunction with this decision, we revalued all of our tradename intangible assets held by us and recorded the corresponding non-cash impairment charge to write down these assets to fair value.

(2)       On October 20, 2014, we acquired 100% of the outstanding equity interests in The Sleep Train, Inc., related to the operations of 314 mattress specialty retail stores in California, Oregon, Washington, Nevada, Idaho and Hawaii. On January 6, 2015, we acquired substantially all of the mattress specialty retail assets and operations of Sleep America LLC (“Sleep America”), which operated approximately 45 Sleep America retail stores in Arizona. On January 13, 2015 we acquired substantially all of the mattress specialty retail assets and operations of Mattress World, Inc. (“Mattress World”), related to the operation of 4 mattress specialty retail stores under the brand Mattress World in Pennsylvania. On November 17, 2015, we acquired the assets and operations of Double J-RD, LLC, including nine mattress specialty retail stores located primarily in East Texas.  On February 5, 2016, we acquired 100% of the outstanding equity interests in HMK Mattress Holdings LLC, the holding company of Sleepy’s LLC and related entities, related to the operation of 1,065 mattress specialty retail stores in 17 states in the Northeast, New England, the Mid-Atlantic and Illinois.  Acquisition-related costs, which are included in the “As Reported” results of operations, consist of acquisition-related costs as defined under U.S. GAAP, including advisory, legal, accounting, valuation, and other professional or consulting fees and, in addition, costs of integrating store and warehouse operations and corporate functions that are not expected to recur as acquisitions are absorbed. Acquisition-related costs, consisting of direct transaction costs and integration costs, are included in the results of operations as incurred. We incurred approximately $9.2 million and $31.6 million of acquisition-related costs during the thirteen weeks ended May 5, 2015 and May 3, 2016, respectively.

(3)       Reflects approximately $8.9 million of impairment of store and other fixed assets recorded in the thirteen weeks ended May 3, 2016, primarily related to our plan to close certain stores near the end of their lease term.

(4)       Reflects implementation costs included in the results of operations as incurred, consisting primarily of incremental training-related costs, related to the roll-out of the Microsoft Dynamics AX for Retail ERP system. During the thirteen weeks ended May 5, 2015, we incurred approximately $0.7 million of ERP system implementation training costs.

(5)       Reflects approximately $0.3 million for the thirteen weeks ended May 5, 2015 of costs borne by us in connection with a secondary offering of common stock by certain of our selling shareholders which was completed in April 2015. No offering proceeds were received by the Company.

(6)       Reflects severance expense resulting from the beginning of our integration of the Sleepy’s and Mattress Firm’s management structure recorded in the thirteen weeks ended May 3, 2016.

(7)       The remaining value of the finite lived tradename intangible assets will be amortized over the period of the transition to one nationwide banner.

Our “As Adjusted” data is considered a non-U.S. GAAP financial measure and is not in accordance with, or preferable to, “As Reported,” or GAAP financial data. However, we are providing this information as we believe it facilitates year-over-year comparisons for investors and financial analysts.

About Mattress Firm Holding Corp.

With more than 3,500 company-operated and franchised stores across 48 states, Mattress Firm Holding Corp. (NASDAQ: MFRM) has the largest geographic footprint in the United States among multi-brand mattress retailers. Founded in 1986, Houston-based MFRM is the nation’s leading specialty bedding retailer with over $3.5 billion in pro forma sales in 2015. MFRM, through its brands including Mattress Firm, Sleepy’s and Sleep Train, offers a broad selection of both traditional and specialty mattresses, bedding accessories and other related products from leading manufacturers, including Serta, Simmons, Tempur-Pedic, Sealy, Stearns & Foster, King Coil and Hampton & Rhodes. More information is available at www.mattressfirm.com. The Company’s website is not part of this release.

Investor Relations Contact:

Scott McKinney

Vice President of Investor Relations

ir@mfrm.com

713-328-3417

Media Contact:

Erica Martinez

emartinez@jacksonspalding.com

214-269-4404

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